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                             SHAREHOLDERS' AGREEMENT

                  THIS AGREEMENT is dated as of the 2nd day of October, 1996, by and among ROBERT W. STEIN, an individual ("Stein"), GARY SNYDER, an individual ("Snyder"), CRUSADER BANK, FSB ("Crusader") and CRUSADER SERVICING CORPORATION ("CSC") (Crusader, Stein and any other person who subsequently becomes a shareholder of CSC are sometimes hereinafter collectively called the "Shareholders" or individually called a "Shareholder").

                                   BACKGROUND

                  I. CSC was incorporated on July 30, 1996. As of the date hereof, CSC is authorized to issue 1,000 shares of common stock at a par value of $1.00 (the "Shares") and no Shares are issued and outstanding.

                  II.  Stein and Snyder are experienced in the
identification, lien searching, purchase and collection of delinquent property tax certificates.

                  III. Crusader, Stein and Snyder desire to create a business to purchase and service delinquent property tax certificates to be conducted by CSC.

                  IV. It is the intention of the parties hereto for Crusader to fund $12,000 and Stein and Snyder to each fund $4,000 of capital to CSC.

                  V. In connection with such capital contributions, CSC will issue 120 shares of common stock to Crusader and 40 shares of common stock to each of Stein and Snyder.

                  VI. The parties desire to set forth their agreement as to the issues of restrictions on transfer of stock, to provide for the continuity and maintenance of the management, control, and operation of the business of CSC, and to provide for certain other matters, all as set forth herein.


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

                  1. CSC Stock Issuance.

                     (a) Promptly following the execution of this Agreement and the funding of the specified capital contributions






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by Crusader and Stein, CSC will issue 120 shares of common stock to Crusader and
40 shares of common stock to each of Stein and Snyder.

                     (b) The By-laws of CSC will provide for a five person Board of Directors. The initial Board shall consist of Stein, Snyder, Joseph T. Crowley, Jeffrey T. Hanuscin and Bruce A. Levy.

                     (c) In the event that the capital of CSC shall fall below $1,000 at any time, Crusader, Stein and Snyder shall ratably contribute the amount of additional capital necessary to bring the capital of CSC to $1,000 (each such event, a "Capital Call"). In the event that a Capital Call is required, each party shall fund its respective pro rata share of the Capital Call within thirty (30) days following the request therefor. In the event that either party fails to timely fund its respective pro rata share of such Capital Call as outlined above, the other may fund such pro rata share on behalf of the non-contributing party. Such contribution shall be deemed to be a loan by the contributing party to the non-contributing party. Such loan shall be due and payable within thirty (30) days following the date of contribution, together with interest at twelve percent (12%) per annum. If such sums are not then paid when due, the contributing party shall, in addition to other remedies at law or in equity, be automatically entitled, without the consent of the non-contributing party, to the issuance by CSC of a note bearing interest at 12% per annum, payable quarterly, and which shall be convertible into common stock of CSC for up to three (3) years following the issuance thereof. The amount of stock that can be converted under such notes shall be an amount equal to the principal balance of the said notes, together with all accrued and unpaid interest thereon, divided by the per share book value of the common stock of CSC at the time of the issuance of the notes.

                     (d) Stein and Snyder each agrees to use his best efforts to make CSC a profitable entity in accordance with the mutually agreed upon standards for the purchase of Tax Certificates.

                  2. Representations and Warranties of Stein and Snyder. Stein and Snyder each hereby makes the following representations and warranties to Crusader and CSC, with knowledge of their reliance thereon:

                     (a) Each of Stein's and Snyder's, as the case may be, decision to invest in CSC is based solely upon his own investigation of CSC and Crusader and not upon any representations or warranties of CSC or Crusader except as expressly set forth herein.

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                     (b) Stein and Snyder each acknowledges that CSC is a
closely held company and, accordingly that his investment therein is illiquid and there is no established market for the sale of his investment interest therein. Each party further acknowledges that the Shares have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, nor is CSC under any applicable obligation to effect any such registrations. The sale or other disposition of the shares is restricted as stated in this Agreement.

                     (c) Each of Stein and Snyder is acquiring the common stock of CSC for his own account and for investment purposes, and not with a view for resale or distribution thereof.

                  3. Representations and Warranties of Crusader. Crusader and CSC hereby make the following representations and warranties to each of Stein and Snyder, with knowledge of his reliance thereon:

                     (a) Crusader is a duly chartered federal savings bank and is duly organized, validly existing and in good standing under applicable federal laws and regulations.

                     (b) Crusader and CSC have full power and authority to enter into and perform this Agreement.

                     (c) Crusader representatives attended a meeting on June 4, 1996 with a representative of the Office of Thrift Supervision ("OTS") and disclosed that Crusader, or an operating subsidiary of Crusader, intended to purchase delinquent property tax certificates in New Jersey. The OTS representative did not disclose any adverse regulatory action that would result from such activity, except for the potential adverse impact of any real estate acquired through foreclosure on Crusader's capital requirements. Crusader did not request any written advice from the OTS with respect to its position on this activity.

                  4. Restrictions on Transfer and Issuance. Except as expressly provided in this Agreement, no Shareholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, whether voluntarily or involuntarily (a "Transfer"), any of the Shares now or hereafter owned (of record or beneficially) by him without the express prior written consent of the other Shareholders. Shareholders shall Transfer Shares only in accordance with the provisions of this Agreement.

                     (a) Restrictions on Shareholders. No Transfer permitted by this Agreement shall be effective to vest any right, title or ownership of Shares unless (i) the board of directors of CSC approves the Transfer, having knowledge of the prospective

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transferee and (ii) the proposed transferee agrees to become bound by the terms of this Agreement by signing a counterpart hereof and delivering the same to the board of directors of CSC. For purposes of this Agreement, "person~ means any individual, partnership, corporation, association, trust, estate, government or other entity.

                     (b) Restriction on CSC. Except as expressly provided in this Agreement, CSC shall not (i) cause or permit a Transfer of any Shares to be made on its books, (ii) issue any shares of capital stock of CSC, whether by original issue or in connection with the sale of shares now or hereafter held in CSC's treasury, whether by sale, pursuant to a merger or otherwise, (iii) issue any warrants, options or other rights to subscribe to or purchase additional capital stock of CSC, (iv) create any securities, instruments or rights convertible into capital stock of CSC, or (v) purchase, redeem or otherwise acquire any shares of capital stock of CSC, unless any of the foregoing are expressly permitted by the terms of this Agreement, subject in any event to the rights of the Shareholders hereunder, if any.

                  5. Permitted Transfers. Subject to the restrictions contained in paragraph 4(a) above, the other express provisions of this Agreement and applicable law, (a) any Shareholder may Transfer his Shares to CSC or to any existing Shareholder, or (b) Crusader may Transfer its shares to an Affiliate without other Shareholder consent or to any related party with other Shareholder prior consent, which such consent shall not be unreasonably withheld, or (c) any Shareholder may transfer by creation of trust instruments, by will or other estate planning device his Shares to members of his immediate family or (d) shares may be transferred by succession to a guardian ad litem or other personal representative in the event of a disability of a Shareholder, all without the prior consent thereto of CSC or of any other Shareholder. For purposes of this subparagraph, an Affiliate shall mean any person or entity with at least 80% common voting ownership with Crusader, including constructive ownership.

                  6. Optional Purchases by the Other Shareholders and Redemptions by CSC. In the event of an occurrence described in subparagraph 6(a) or (b) below with respect to a Shareholder, the other Shareholders shall have the right, but not the obligation, to purchase the Shares owned by such Shareholder that are the subject of subparagraph 6(a) or (b) below, in accordance with the terms set forth in Paragraph 9 below, while CSC, if such other Shareholders fail to exercise such right to purchase such Shares, shall have the right but not the obligation to purchase such Shares, in accordance with the terms set forth in Paragraph 7 below.

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                     (a) Legal Proceedings Against Shareholders. The parties
agree that the interests of CSC and its Shareholders would be seriously affected by any sale or disposition of any Shareholder's Shares by any legal or equitable proceedings against such Shareholder, except as expressly permitted herein. Accordingly, it is hereby covenanted and agreed that in the event that (i) any Shareholder shall be adjudicated a bankrupt or make an assignment for the benefit of creditors, or (ii) bankruptcy, insolvency, reorganization, arrangement, debt, adjustment, liquidation or receivership proceedings in which any Shareholder is alleged to be insolvent or unable to pay his debts as they mature are instituted by or against such Shareholder and, if instituted against such Shareholder, such Shareholder shall consent thereto or admit in writing the material allegations of the petitions filed in said proceedings or said proceedings shall remain undismissed for ninety days after commencement thereof, or (iii) there is any entry of a decree or order for relief by a court having jurisdiction in respect of any Shareholder in an involuntary case under the federal bankruptcy laws against any Shareholder not dismissed within ninety days or any Shareholder commences a voluntary case under such laws, or (iv) any of the Shares of any Shareholder are attached and such attachment is not removed within ninety days, or (v) any judgment is obtained in any legal or equitable proceeding against any Shareholder, which judgment is not dismissed, stayed, bonded or satisfied (other than by sale of the Shares) within ninety days of the entry thereof or which is executed upon and the sale of any of such Shareholder's Shares is contemplated or threatened under legal process as a result of such judgment, or (vi) any execution process is issued against any Shareholder or against any of his Shares and not dismissed, stayed, bonded or satisfied within ninety days, or (vii) there is instituted by or against any Shareholder any other form of legal proceeding or process by which any of the Shares of such Shareholder may be sold, either voluntarily or involuntarily, which is not dismissed within ninety days; provided, however, that an occurrence described in preceding clauses (v) through (vii) shall not be deemed to have occurred if it resulted from any legal proceeding between CSC and the Shareholders or between Shareholders if such proceeding entails disputes of ownership relating to CSC or the Shares.

                     (b) Voluntary Sale by a Shareholder. The voluntary sale of Shares owned by any Shareholder.

                  7. Purchase Option Procedures in Case of Legal Proceedings or Voluntary Sale. If any Shareholder shall at any time be subject to subparagraphs 6(a) or (b) above, the other Shareholders shall have options to purchase all of such Shareholder's (the "Selling Shareholder") Shares and CSC shall have the next option to redeem the Selling Shareholder's Shares as follows:

                     (a) Options of the Offeree Shareholders. Upon the occurrence of an event described in Paragraph 7 above, the Selling Shareholder shall so notify the other Shareholders and CSC. Upon receipt of such notice by the other Shareholders ("Offeree Shareholders") from the Selling Shareholder that an event under Paragraph 6 has occurred, the Selling Shareholder shall be deemed to have offered in writing to sell all, but not less than all, of his Shares to the Offeree Shareholders at the price and upon the terms set forth in Paragraph 8 below. For a period of thirty days after such offer by the Selling Shareholder to the Offeree Shareholders, the Offeree Shareholders shall have options, exercisable by written notice to the selling Shareholder with a copy to CSC and to each of the other Offeree Shareholders, to accept the Selling Shareholder's offer. Each Offeree Shareholder who shall exercise this option shall agree, by doing so, to purchase that proportionate part of the Selling Shareholder's Shares which the number of Shares owned by such Offeree Shareholder bears to the total number of Shares owned by all Offeree Shareholders (or in such other proportions as the Offeree Shareholders may agree among themselves).

                     (b) Optional Redemption by CSC. In the event that one or more of the Offeree Shareholders does not exercise his option in accordance with subparagraph 7(a) above, CSC may provide the Selling Shareholder with a notice of redemption of all of the Selling Shareholder's remaining Shares, within a period of fifteen days following expiration of the thirty day period set forth in subparagraph 7(a), at the price and upon the terms set forth in Paragraph 8 below.

                     (c) Acceptance of a Bona Fide Offer. If, at the end of the option period described in subparagraph 7(a) above and the redemption period set forth in the notice of redemption described in subparagraph 7(b) above, options have not been exercised by the Offeree Shareholders to purchase all of the Selling Shareholder's Shares, and a redemption by CSC of all of the Selling Shareholder's Shares has not occurred, then at the election of the Selling Shareholder, any Shares not so purchased or redeemed may be offered for sale by the Selling Shareholder free and clear of the options of the Shareholders and CSC set forth herein (but otherwise subject to the restrictions on transferability contained in this Agreement) for a period of sixty days thereafter, such sale to be for all, but not less than all, of his Shares to a prospective purchaser at the price and upon the terms and conditions set forth in such prospective purchaser's offer.

                     (d) Notwithstanding anything herein to the contrary, in the event of Stein's or Snyder's death or total and permanent disability (as defined for Social Security purposes), or the termination of Stein's or Snyder's employment by CSC for

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cause, CSC shall be required to purchase such party's shares of CSC and such party shall be required to sell his shares of CSC to CSC in accordance with the price and terms set forth in Paragraph 8 hereunder.

                  8. Purchase Price and Terms.

                     (a) Time and Place for Settlement. Settlement for the purchase of Shares by CSC or by a Shareholder pursuant to the options granted in or the redemption permitted by Paragraph 7 above shall be made within sixty days following (i) the date of exercise of the last option exercised or (ii) delivery of a notice of redemption within the fifteen-day period described in subparagraph 7(b) above. All settlements for the purchase or redemption of Shares shall, unless otherwise agreed to by all of the purchasers and sellers, be held at the principal executive offices of CSC during regular business hours. The precise date and hour of settlement shall be fixed by the purchaser or purchasers and/or the board of directors of CSC with respect to redemptions (within the time limits allowed by the provision of this Agreement) by notice in writing to the Selling Shareholder given at least five days in advance of the Settlement date specified. In the event that more than one purchaser is involved in a settlement and the purchasers cannot agree on a precise time of settlement, the precise time of settlement (within the time limits allowed by the provisions of this Agreement) shall be fixed by the board of directors of CSC by five or more days' written notice to the purchasers and seller on the sixtieth day following the date of exercise of the last option or election exercised.

                     (b) Delivery of Stock Certificates. At settlement, the stock certificate or certificates representing the Shares being sold shall be delivered to the purchaser or purchasers and/or CSC, as appropriate, duly endorsed for transfer or with executed stock powers attached, with any necessary documentary and transfer tax stamps affixed by the seller. The Selling Shareholder, if a personal representative of a Shareholder, shall, upon request of a purchaser, provide prior to the date of settlement evidence reasonably satisfactory to the purchaser of the seller's legal status as personal representative of such Shareholder. The terms of payment shall be in cash or by certified check.

                     (c) Purchase Price. The purchase price per Share shall be equal to the fair market value thereof. The fair market value shall be determined jointly by the parties. In the event the parties are unable to agree on the fair market value, it shall be determined by an independent appraiser experienced in the valuation of financial service entities and the valuation of delinquent property tax certificates. Such appraiser shall be

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mutually agreed upon by and between all Shareholders of CSC, or failing an agreement, the Selling Shareholder and the purchaser will each choose its own appraiser who will then select the appraiser to determine fair market value.

                  9. Copy of Agreement To Be Kept on File. CSC shall keep on file at its principal executive offices, and will exhibit to any Shareholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto.

                  10. Stock Certificates to Be marked With Legend. All certificates representing Shares now outstanding or hereafter issued by CSC shall be marked with the following legend:

                  "This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of an agreement by and among this Company and its then shareholders, as it may be amended from time to time, and may not be transferred or disposed of except in accordance with the terms and provisions thereof. A copy of said agreement and all amendments thereto is on file and may be inspected at the principal executive offices of the Company."

CSC shall issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement.

                  11. Term of Agreement. This Agreement shall terminate upon the first to occur of the following events:

                     (a) the written agreement by all of the Shareholders of CSC who are, at that time, bound by the terms of this Agreement;

                     (b) the dissolution, bankruptcy, or receivership of CSC; or

                     (c) the cessation of CSC's business, whether by sale of assets, liquidation, or otherwise.

                  12. Rights, Obligations and Remedies. Each Shareholder shall assist in causing CSC to act so as to accomplish the corporate actions contemplated by this Agreement. The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to CSC and each of its Shareholders with each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others with

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or without the concurrence or joinder of any of the others. The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

                  13. Resignations. If any Selling Shareholder is an officer, director, employee of or under a consulting agreement with CSC, he must, at the request of the non-resigning members of the board of directors of CSC, submit to the Secretary of CSC his resignation as an officer and/or director, as the case may be, before the sale of his Shares becomes effective, and the Secretary is hereby authorized to refuse to effect a transfer of the Selling Shareholder's Shares on the books of CSC until such resignation as aforesaid is delivered to said Secretary.

                  14. Subsequent Shareholders to Become Bound. Any person or entity not an original signatory hereto who becomes a Shareholder (of record or beneficially) shall be bound by all of the terms and provisions of this Agreement. Before any person or entity not a party to this Agreement, including any person or entity to whom transfers of Shares may be made hereunder, may be entitled to be a Shareholder (of record or beneficially) of CSC, such person or entity shall be required first to execute and deliver to CSC an agreement pursuant to which such person or entity agrees to be bound by all of the terms and conditions of this Agreement (as it may have then been amended), and the failure of any such person or entity so to do shall preclude such person or entity from becoming a Shareholder (of record or beneficially) of CSC.

                  15. Entire Agreement; Amendment, Modification and Termination. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms

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hereof. This Agreement may be amended, modified or terminated at any time or times by the unanimous agreement in writing of CSC and its then Shareholders. No such amendment, modification or termination, nor any termination pursuant to the terms hereof, shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the purchase price for Shares sold pursuant to this Agreement prior to such amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares, on the terms and conditions of this Agreement, if the event giving rise to such right or obligation to sell or purchase Shares has in fact taken place prior to such amendment, modification or termination.

                  16. Indulgences, Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  17. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. Each Shareholder hereby consents to the exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania in any and all actions, disputes or controversies relating to this Agreement and irrevocably consents to the service of process by certified or registered mail, return receipt requested, to such Shareholder at his address set forth in the books and records of CSC.

                  18. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed if to any Shareholder, to the most current residence address to such

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Shareholder reflected in the books and records of CSC, and if to CSC, to the attention of the Chairman of the board of directors. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  19. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement, other than the permitted assignment by Crusader, at Crusader's option, of its interest in CSC to an affiliated company or related party of Crusader.

                  20. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  21. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  22. Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other general, masculine, feminine or neuter, as the context indicates is appropriate.

                  23. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                  24. Arbitration. In the event that a dispute arises under the terms of this Agreement, the parties hereto agree to resolve such dispute first through arbitration before resorting to litigation. In such event, the dispute shall be submitted to arbitration utilizing the prevailing rules and procedures of the American Arbitration Association. The Arbitration shall be conducted in Pennsylvania.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

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ATTEST:                                 CRUSADER SERVICING CORPORATION, a
                                        Pennsylvania corporation


By: /s/ Joseph T. Crowley               By: /s/ Robert W. Stein
   --------------------------              --------------------------
   Title: Secretary                        Title: President

[CORPORATE SEAL]

                                        CRUSADER BANK, FSB,


By: [illegible]                         By: /s/ Joseph T. Crowley
   --------------------------              --------------------------
   Title: Secretary                        Title: President

[CORPORATE SEAL]


WITNESSED:


 /s/ Gary Snyder                              /s/ Robert W. Stein
------------------------                     -------------------------
                                             ROBERT W. STEIN


WITNESSED:


 /s/ Robert W. Stein                          /s/ Gary Snyder
------------------------                     -------------------------
                                             GARY SNYDER



                                       12